EXHIBIT 99.1

LASER MORTGAGE MANAGEMENT ANNOUNCES

EXPLORATION OF STRATEGIC ALTERNATIVES AND OTHER CHANGES

        New York, New York, October 4, 2000. LASER Mortgage Management, Inc. (NYSE: LMM) announced today that its Board of Directors has authorized the Company’s management to prepare a plan of liquidation for LMM. At the same time, the Company’s management was directed to complete an on-going business plan for the Company, which contemplates continuing the Company’s operations. The Board intends to consider both alternatives within the next few months. If a plan of liquidation is adopted by the Board, it will be presented to stockholders for approval. There is no assurance that a plan of liquidation will be adopted by the Board or that it will be approved by stockholders. In addition, there is no assurance that a plan of liquidation, if adopted and approved, will allow for any cash distributions to stockholders for an extended period of time.

         LMM also announced the appointment of two new directors, Mr. Mark Hobbs and Mr. Arthur House. Mr. Hobbs is currently President and Chief Operating Officer of J Net Enterprises, Inc., a New York Stock Exchange listed company. Mr. House is presently President and Chief Executive Officer of Meridian Worldwide LLC, an international public affairs firm. Mr. House was formerly Senior Vice President, Corporate Affairs at Tenneco Inc. In addition, LMM announced that it had accepted the resignation of two of its directors, Frederick Khedouri, and Stuart Coleman.

         LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding LASER Mortgage Management, Inc.'s business which are not historical facts are "forward-looking" statements that involve risk and uncertainties.

Date:	October 4, 2000

Contact:	LASER Mortgage Management, Inc. Mr. Charles R. Howe II Chief Financial Officer 212-758-2024